Exhibit 3.1

AMENDMENT NO. 1 TO
FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
MAGELLAN MIDSTREAM PARTNERS, L.P.
This Amendment No. 1 (this "Amendment No. 1") to the Fifth Amended and Restated Agreement of Limited Partnership (as amended, the "Partnership Agreement") of Magellan Midstream Partners, L.P. (the "Partnership") is hereby executed and effective as of October 27, 2011, by Magellan GP, LLC, a Delaware limited liability company (the "General Partner"), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
WHEREAS, the General Partner desires to amend the Partnership Agreement to make certain adjustments to the definition of Available Cash;
WHEREAS, pursuant to Section 13.1(d) of the Partnership Agreement, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendment. Section 1.1 is hereby amended as follows:
(a)     The definition of “Available Cash” in Section 1.1 is hereby revised to read in its entirety as follows:
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date, the sum of;
(a)    all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter; less
(b)    the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash with respect to such Quarter if the General Partner so determines; plus

(c)    any additional amount of cash that the General Partner determines to distribute with respect to such Quarter.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
(b)    The definition of “Working Capital Borrowings” in Section 1.1 is hereby deleted in its entirety.
(c)    Section 6.3(b) is hereby revised to read in its entirety as follows:
Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
Section 2.    General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.
Section 3.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 4.    Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.
[signature page follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 1 as of the date first set forth above.
GENERAL PARTNER:
MAGELLAN GP, LLC

By:    /s/ Michael N. Mears
Name:    Michael N. Mears
Title:    President and Chief Executive Officer

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney granted to the General Partner pursuant to Section 2.6 of the Partnership Agreement
    By:    MAGELLAN GP, LLC, attorney-in-fact

By:    /s/ Michael N. Mears
Name:    Michael N. Mears
Title:    President and Chief Executive Officer

[Signature page to Amendment No. 1 to the
Fifth Amended and Restated Agreement of Limited Partnership]